Exhibit 99.1

Hampden Bancorp, Inc. Announces Date of Annual Meeting of Shareholders

SPRINGFIELD, Mass.--(BUSINESS WIRE)--July 25, 2013--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced its 2013 annual meeting of shareholders will be held on Tuesday, November 5, 2013 at 10:00 a.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com